EARTHLINK, INC.
1375 Peachtree St., NW
Atlanta, Georgia 30309
(404) 815-0770

April 1, 2005

Dear Stockholders:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of EarthLink, Inc. (“EarthLink”), which will be held at 4:00 p.m. (local time) on Tuesday, May 3, 2005, at the Georgia Tech Hotel and Conference Center, 800 Spring Street, NW, Atlanta, Georgia (the “Annual Meeting”).

The principal business of the Annual Meeting will be (i) the election of our Class III directors and (ii) the ratification of the appointment by EarthLink’s Audit Committee of the Board of Directors of Ernst & Young LLP as EarthLink’s independent registered public accounting firm for the year ending December 31, 2005. We will also review our results for the past fiscal year and report on significant aspects of our operations during the first quarter of 2005.

If you do not attend the Annual Meeting, you may vote your shares in any of three ways—by mail, by telephone or by Internet. The enclosed proxy card materials provide you details on how to vote by these three methods. Whether or not you plan to attend the Annual Meeting, we encourage you to vote in the method that suits you best so that your shares will be voted at the Annual Meeting. If you decide to attend the Annual Meeting, you may revoke your proxy and personally cast your vote.

EarthLink is offering you the opportunity to receive future proxy statements and annual reports over the Internet. We encourage you to enroll in this program by following the instructions set forth in a separate letter enclosed with this proxy statement. You may continue to receive these materials through the mail, but by consenting to Internet delivery, you will assist EarthLink with its ongoing efforts to streamline operations and reduce costs.

Thank you, and we look forward to seeing you at the Annual Meeting or receiving your proxy vote.

Sincerely yours,

Robert M. Kavner
Chairman of the Board

EARTHLINK, INC.
1375 Peachtree St., NW
Atlanta, Georgia 30309
(404) 815-0770

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2005 Annual Meeting of Stockholders of EarthLink, Inc. (“EarthLink”) will be held at 4:00 p.m. (local time), on Tuesday, May 3, 2005, at the Georgia Tech Hotel and Conference Center, 800 Spring Street, NW, Atlanta, Georgia. The meeting is called for the following purposes:

1.                To elect Class III directors for a three-year term;

2.                To ratify the appointment by EarthLink’s Audit Committee of the Board of Directors of Ernst & Young LLP as EarthLink’s independent registered public accounting firm for the year ending December 31, 2005; and

3.                To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 15, 2005 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

Robert M. Kavner
Chairman of the Board
Atlanta, Georgia
April 1, 2005

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, PLEASE VOTE YOUR SHARES BY MAIL WITH THE ENCLOSED PROXY CARD, BY TELEPHONE OR BY INTERNET SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU WISH, YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

EARTHLINK, INC.
1375 Peachtree St., NW
Atlanta, Georgia 30309

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be held May 3, 2005

This Proxy Statement is furnished by and on behalf of the Board of Directors (the “Board of Directors”) of EarthLink, Inc. (“EarthLink”) in connection with the solicitation of proxies for use at the 2005 Annual Meeting of Stockholders of EarthLink to be held at 4:00 p.m. (local time) on Tuesday, May 3, 2005, at the Georgia Tech Hotel and Conference Center, 800 Spring Street, NW, Atlanta, Georgia, and at any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card will be mailed on or about April 1, 2005 to EarthLink’s stockholders of record (the “Stockholders”) on the Record Date, as defined below.

THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES BY ANY OF THE THREE AVAILABLE METHODS—BY MAIL, BY TELEPHONE OR BY INTERNET. IF YOU VOTE BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

Proxies will be voted as specified by the Stockholder or Stockholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of Common Stock, $.01 par value per share, of EarthLink (the “Common Stock”) represented thereby will be voted FOR the proposals set forth in this Proxy Statement. The submission of a signed proxy will not affect a Stockholder’s right to attend and to vote in person at the Annual Meeting. A Stockholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of EarthLink either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting. If you hold your shares of Common Stock (“Shares”) in a brokerage account or through another nominee, you are the beneficial owner of those Shares but not the record holder and you will need to obtain a “legal proxy” from the record holder to attend and vote at the Annual Meeting.

Only holders of record of Common Stock as of the close of business on March 15, 2005 (the “Record Date”) will be entitled to vote at the Annual Meeting. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters voted upon at the Annual Meeting. As of the close of business on the Record Date, there were 144,793,733 Shares issued and outstanding.

Quorum Required

According to EarthLink’s Amended and Restated Bylaws, the holders of a majority of the Shares entitled to be voted must be present or represented by proxy to constitute a quorum. Each outstanding Share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take Stockholder action, the Stockholders who are present at the Annual Meeting in person or by proxy and who abstain from voting are considered Stockholders who are present and entitled to vote and they count toward quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Vote Required

Under rules of self-regulatory organizations governing brokers, brokers holding shares of record for customers generally are entitled to vote on routine matters without voting instructions from their customers. The election of directors and the ratification of the appointment of Ernst & Young LLP are considered routine matters. On non-routine matters, brokers must obtain voting instructions from customers. If a broker does not receive voting instructions from a customer on non-routine matters and accordingly does not vote on these matters, this is called a broker non-vote.

Under Delaware law, directors are elected by a plurality of the votes of the Shares entitled to vote and present in person or represented by proxy at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. A Stockholder may withhold votes from any or all nominees by notation on the proxy card. Except to the extent that a Stockholder withholds votes from any or all nominees, the persons named in the proxy card, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors of EarthLink. Abstentions will have no effect on the outcome of the election of directors.

The proposal to be voted upon at the Annual Meeting with respect to ratifying the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the Shares present or represented and entitled to vote at the Annual Meeting to be approved. Abstentions will have the same effect as a vote against this proposal.

With respect to any other matters that may come before the Annual Meeting, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in the best interests of EarthLink and its Stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors

EarthLink’s Second Restated Certificate of Incorporation provides that EarthLink shall have at least two and not more than 17 directors, with the exact number to be fixed by resolution of the Board of Directors from time to time or by a majority vote of the stockholders entitled to vote on directors. The current size of the Board of Directors is fixed at eight, and EarthLink currently has eight directors. The Board of Directors held five meetings in 2004. During 2004, each of the members of EarthLink’s Board of Directors attended at least 75% of the aggregate number of (i) meetings of the Board of Directors and (ii) meetings held by all committees of the Board of Directors on which the director served.

As established in its Second Restated Certificate of Incorporation, EarthLink’s Board of Directors is divided into three classes, designated as Class I, Class II and Class III, which classes are to have as nearly equal number of directors as possible. The current eight-member Board of Directors consists of three Class I members, two Class II members and three Class III members. The term for each class is three years, which expires at the third succeeding Annual Meeting of Stockholders after the respective class election. The term for our Board of Directors’ Class III directors expires at this year’s Annual Meeting.

Nominees Standing for Election

The Board of Directors has nominated Charles G. Betty, Sky D. Dayton and William H. Harris, Jr. for election as Class III directors to the Board of Directors at the Annual Meeting, each to serve until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Set forth below is certain biographical information furnished to EarthLink by the directors standing for election at the Annual Meeting:

Charles G. Betty—Class III Director

Age: 48

Mr. Betty is our President and Chief Executive Officer and a member of our Board of Directors, and has served in those positions since February 2000 when EarthLink Network, Inc. (“EarthLink Network”) merged with MindSpring Enterprises, Inc. (“MindSpring”). Mr. Betty served as President, Chief Operating Officer and as a director of EarthLink Network from January 1996 until May 1996 when he was named President and Chief Executive Officer of EarthLink Network, serving in each capacity until its merger with MindSpring. From February 1994 to January 1996, Mr. Betty was a strategic planning consultant. From September 1989 to February 1994, Mr. Betty served as President, Chief Executive Officer and a director of Digital Communications Associates, Inc., a network connectivity provider. Mr. Betty serves on the Board of Directors of Global Payments Inc. and SK-EarthLink Management Corp., a joint venture between EarthLink and SK Telecom, Ltd., formed in March 2005 to market wireless voice and data services in the U.S.

Sky D. Dayton—Class III Director

Age: 33

Mr. Dayton is the founder of EarthLink Network. After founding EarthLink Network in May 1994, Mr. Dayton served as Chief Executive Officer until May 1996 and Chairman of the Board of Directors until February 2000. He has served on the Board of Directors of EarthLink since February 2000 and served as Chairman of the Board of Directors from August 2000 until March 2005. Mr. Dayton is the Chief Executive Officer and a member of the Board of Directors of SK-EarthLink Management Corp. Mr. Dayton is founder and Chairman of the Board of Directors of Boingo Wireless, Inc. He is also a member of the Board of Directors of eCompanies, LLC, Business.com, Inc. and Neopets, Inc.; is a founding partner of eCompanies Venture Group, LP; and is a partner in Evercore Ventures. Mr. Dayton serves on the advisory boards of NTT DoCoMo and the Center for Public Leadership at the John F. Kennedy School of Government at Harvard University.

William H. Harris, Jr.—Class III Director

Age: 49

Mr. Harris has served on our Board of Directors since October 2003. Mr. Harris currently is a private investor. From October 1999 through March 2000, Mr. Harris served as Chief Executive Officer of PayPal, Inc. From December 1993 through September 1999, Mr. Harris served as the Executive Vice President and then subsequently as Chief Executive Officer of Intuit Inc. Mr. Harris serves as a member of the Board of Directors of Macromedia, Inc. and several privately-held corporations, including Yodlee, Inc., Xtec, Inc., and LowerMyBills, Inc. and Chairman of PassMark Security, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

Directors Not Standing for Election

Below is certain biographical information furnished to EarthLink by each of the directors that is not subject to a vote at the Annual Meeting:

Marce Fuller—Class I Director

Age: 44

Ms. Fuller has served on our Board of Directors since October 2001. Since July 1999, she has been President, Chief Executive Officer and a member of the Board of Directors of Mirant Corporation

(“Mirant”), a U.S. marketer of power and natural gas. From September 1997 to July 1999, Ms. Fuller served as President and Chief Executive Officer of the Mirant Americas Energy Marketing division of Mirant. From May 1996 to September 1997, Ms. Fuller was Senior Vice President of Mirant’s North American operations and business development, and from February 1994 to May 1996, she was Mirant’s Vice President for domestic business development. Mirant filed for bankruptcy protection on July 14, 2003 and continues to operate as an ongoing business. Ms. Fuller serves on the Board of Directors of Curtiss-Wright Corporation, the U.S. Department of Energy’s Electricity Advisory Board, the President’s International Board of Advisors of the Philippines and the Leadership Board of the College of Engineering, University of Alabama.

Robert M. Kavner—Class I Director

Age: 61

Mr. Kavner has served on our Board of Directors since February 2001 and has been Chairman of the Board of Directors since March 2005. He was a member of the Board of Directors of EarthLink Network until its merger with MindSpring in February 2000. Since 1995, Mr. Kavner has been a venture capital investor in technology companies, and in January 1999, he became Vice Chairman of Idealab, Inc., an incubator of technology companies. In April 2001, he retired and continues as a member of the Board of Directors of Idealab, Inc. From January 1996 through December 1998, he served as President and Chief Executive Officer of On Command Corporation, a provider of on-demand video for the hospitality industry. From 1984 to 1994, Mr. Kavner held several senior management positions at AT&T including Senior Vice President and Chief Financial Officer, Chief Executive Officer of the Multimedia Products and Services Group, and Chairman of AT&T Venture Capital Group. Mr. Kavner also served as a member of AT&T’s Executive Committee.

Thomas E. Wheeler—Class I Director

Age: 58

Mr. Wheeler has served on our Board of Directors since July 2003. Since July 2003, Mr. Wheeler has been President and Chief Executive Officer of Shiloh Group, LLC, a strategy development and private investment company specializing in telecommunications services. He also is a special partner with Core Capital Partners, a venture capital fund. From 1992 through October 2003, Mr. Wheeler served as the President and Chief Executive Officer of the Cellular Telecommunications & Internet Association. Mr. Wheeler serves on the Board of Trustees of the John F. Kennedy Center for Performing Arts, having been appointed to such position by Presidents Clinton and Bush. Mr. Wheeler is also President of the Foundation for the National Archives. Mr. Wheeler serves on the Board of Directors of Telephia, Inc., InPhonic, Inc., Roundbox, Inc., SmartBrief, Inc., Impatica Inc., the Public Broadcasting Service and SK-EarthLink Management Corp.

Terrell B. Jones—Class II Director

Age: 57

Mr. Jones has served on our Board of Directors since October 2003. Mr. Jones currently is a self-employed consultant. Mr. Jones served as President and Chief Executive Officer of Travelocity.com Inc., a provider of online travel reservation capabilities, from January 1998 through May 2002. Mr. Jones served as a director of Travelocity.com Inc. from March 2000 through May 2002. Prior to that time, Mr. Jones served in a number of executive officer positions with Sabre Inc. and Sabre Holdings Corporation, including Chief Information Officer. Mr. Jones is managing partner of Essential Ideas, a consulting firm, and also serves as a special venture partner of General Catalyst Partners, a venture capital firm. Mr. Jones serves as a member of the Board of Directors of La Quinta Corp. and is Chairman of Kayak Software Corp.

Linwood A. Lacy, Jr.—Class II Director

Age: 59

Mr. Lacy has served on our Board of Directors since February 2000 when EarthLink Network merged with MindSpring and was a member of the Board of Directors of EarthLink Network from June 1996 until its merger with MindSpring. Mr. Lacy currently is a private investor. Mr. Lacy was the Chairman of 4Sure.com, Inc. from June 1998 to July 2001. From October 1996 to October 1997, he served as President and Chief Executive Officer of Micro Warehouse Incorporated. From 1985 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From December 1993 to June 1995, Mr. Lacy was also President of Ingram Industries Inc. From June 1995 until April 1996, he was President and Chief Executive Officer of Ingram Industries Inc., and from April 1996 to May 1996, he served as its Vice Chairman. Mr. Lacy serves as a member of the Board of Directors of Ingram Industries Inc. and Netgear, Inc. and is Chairman of EVault, Inc.

Committees of the Board of Directors

EarthLink has the following standing committees of its Board of Directors: Compensation Committee, Audit Committee, Corporate Governance and Nominating Committee and Investment Committee. Each committee has a charter which is available for review at the following website, www.earthlink.net. The charters may be found by clicking “About EarthLink”, then “Investor Relations” and then “Corporate Governance.”

Compensation Committee

The Compensation Committee presently consists of the following non-management directors: Mr. Lacy (Chairperson), Ms. Fuller and Mr. Harris. The Compensation Committee met four times during the year ended December 31, 2004. The Compensation Committee establishes and approves cash and long-term incentive compensation for executive officers and other key employees of EarthLink. The Compensation Committee also administers EarthLink’s equity-based compensation plans and deferred compensation plan. EarthLink’s Board of Directors has determined that the members of our Compensation Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (“NASD”) Listing Standards for Nasdaq-listed companies.

Audit Committee

The Audit Committee presently consists of Mr. Kavner (Chairperson), Mr. Jones and Mr. Wheeler. The Audit Committee met 10 times during the year ended December 31, 2004. The Audit Committee is responsible for selecting EarthLink’s independent registered public accounting firm, reviewing the results and scope of audits and other services provided by EarthLink’s independent registered public accounting firm, and reviewing and evaluating EarthLink’s financial reporting and disclosure processes and internal control functions. The Board of Directors has determined that the members of our Audit Committee are independent as defined in Rule 4200(a)(15) and 4350(d) of the NASD Listing Standards for Nasdaq-listed companies and Section 10A(m)(3)(a) and (B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that all members of our Audit Committee are financially literate as prescribed by the NASD Listing Standards and that Mr. Kavner is an “audit committee financial expert,” within the meaning of the regulations promulgated by the Securities and Exchange Commission (“SEC”). No member of the Audit Committee received any payments in 2004 from EarthLink or its subsidiaries other than compensation received as a director of EarthLink.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee presently consists of Ms. Fuller (Chairperson), Mr. Kavner and Mr. Lacy. The Corporate Governance and Nominating Committee met four times during the year ended December 31, 2004. The Corporate Governance and Nominating Committee is responsible for overseeing EarthLink’s corporate governance principles, guidelines and practices, and identifying, nominating, proposing and qualifying nominees for open seats on the Board of Directors. EarthLink’s Board of Directors has determined that the members of our Corporate Governance and Nominating Committee are independent as defined in Rule 4200(a)(15) of the NASD Listing Standards for Nasdaq-listed companies.

Investment Committee

The Investment Committee presently consists of Mr. Betty, Mr. Dayton, Mr. Lacy and Mr. Wheeler. The Investment Committee is responsible for reviewing, analyzing and making determinations regarding material investments by EarthLink in other companies. Material investments are defined in the Investment Committee charter as the purchase or acquisition by EarthLink of equity, debt or other securities of another entity for investment purposes where the aggregate amount paid by EarthLink exceeds $10 million. The Investment Committee met three times during the year ended December 31, 2004.

Corporate Governance Matters

Identifying and Evaluating Nominees

The Corporate Governance and Nominating Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, officers and employees of EarthLink, and other sources that the committee deems appropriate. The Corporate Governance and Nominating Committee also will consider stockholder recommendations for nominees for director subject to such recommendations being made in accordance with EarthLink’s Second Restated Certificate of Incorporation. In addition to the Corporate Governance and Nominating Committee’s charter, EarthLink has adopted Corporate Governance Guidelines that contain, among other matters, important information concerning the Corporate Governance and Nominating Committee’s responsibilities when identifying and evaluating nominees for director. You will find the charter and guidelines at www.earthlink.net by selecting the following links: “About EarthLink”, then “Investor Relations” and then “Corporate Governance”.

As required by EarthLink’s Second Restated Certificate of Incorporation, any Stockholder recommendation for a nominee for director to be voted upon at the 2006 Annual Meeting must be submitted in writing to our Corporate Secretary no later than 90 days in advance of our 2006 Annual Meeting, which tentatively is scheduled for May 2, 2006. In addition, the stockholder’s notice must include (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of shares of EarthLink entitled to vote at the applicable meeting and intends to appear in person or by proxy at the applicable meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) all other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy statement filed pursuant to the then-current proxy rules of the SEC if the nominees were to be nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director of EarthLink if elected. These requirements are separate from the requirements that stockholders must meet to include proposals in the proxy materials for the 2006 Annual Meeting, discussed later in this Proxy Statement.

When evaluating prospective nominees, the Corporate Governance and Nominating Committee considers the current composition of the Board of Directors and the characteristics of each individual under consideration, including the individual’s competencies, experience, reputation, integrity, independence, potential for conflicts of interest and other qualities the committee deems appropriate. When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance and Nominating Committee also considers that individual’s past contribution and future commitment to EarthLink. The Corporate Governance and Nominating Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. Additionally, the Corporate Governance and Nominating Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy Nasdaq listing standards and SEC requirements. The Corporate Governance and Nominating Committee will also seek to ensure that the Board of Directors, and consequently the Audit Committee, will have at least three independent members that satisfy Nasdaq financial and accounting experience requirements and at least one member who qualifies as an audit committee financial expert.

There is no difference in the manner by which the Corporate Governance and Nominating Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Stockholder Communications with the Board of Directors

We encourage stockholders to communicate with our Board of Directors by sending written correspondence to EarthLink, Inc., Attention: Chairperson of the Corporate Governance and Nominating Committee, 1375 Peachtree Street, NW, Mail Stop 1A7-14, Atlanta, Georgia, 30309. EarthLink does not screen correspondence for content but may screen regular incoming mail for security reasons. The Chairperson of the Corporate Governance and Nominating Committee and her duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairperson of the Corporate Governance and Nominating Committee is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board of Directors or other appropriate body.

Current Independent Directors and Executive Sessions

EarthLink’s Board of Directors has determined that Ms. Fuller and Messrs. Harris, Jones, Kavner, Lacy and Wheeler are independent as defined in Rule 4200(a)(15) of the NASD Listing Standards for Nasdaq-listed companies. The independent directors of the Board of Directors meet in executive session at least quarterly.

Policy Regarding Attendance at Annual Meetings

Historically, EarthLink’s annual meetings have not been well attended by stockholders. Last year, EarthLink instituted a policy encouraging directors to attend annual meetings. The following directors were present at the 2004 Annual Meeting: Charles G. Betty and Marce Fuller. The 2004 Annual Meeting was not able to be scheduled to be proximate to a meeting of the Board of Directors. In this and future years, the annual meeting is expected to be scheduled to be proximate to a meeting of the Board of Directors.

Codes of Ethics

EarthLink has adopted a Code of Ethics for its Chief Executive Officer and Senior Financial Officers. EarthLink has also adopted a Code of Business Conduct and Ethics for directors, officers and employees.

Copies of each of these codes may be found at the following website, www.earthlink.net. You will find the codes by selecting the following links: “About EarthLink”, then “Investor Relations” and then “Corporate Governance.”

Director Compensation

EarthLink pays each non-employee director an annual retainer of $25,000 for serving on the Board of Directors, payable semi-annually. EarthLink also pays each non-employee chairperson of the Board of Directors, Compensation Committee and Corporate Governance and Nominating Committee an additional annual retainer of $10,000 for serving in such capacity, payable semi-annually. Furthermore, EarthLink pays the chairperson of the Audit Committee an additional annual retainer of $20,000 for serving in such capacity, payable semi-annually.

EarthLink pays each non-employee member of the Board of Directors and each committee $1,000 for each full Board of Directors and committee meeting he or she attends in person ($500 if he or she attends telephonically). EarthLink also reimburses directors for the expenses they incur in attending meetings of the Board of Directors or committees thereof.

Non-employee directors receive an initial grant of options to purchase 15,000 shares of Common Stock when they join the Board of Directors. In addition, non-employee directors receive options to purchase 10,000 shares of Common Stock on the first business day of each year. These options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant, generally have a ten-year term and vest in 25% increments over a four-year period.

Each non-employee director also receives a grant of restricted stock units each year valued at $30,000 at the time of the grant. The first grant of restricted stock units was made in October 2003, and subsequent grants are made in July of each year. The restricted stock units vest over a four-year period or upon an earlier change in control, and upon vesting the director may receive shares of Common Stock or may defer receipt of those shares in accordance with EarthLink’s Deferred Compensation Plan for Directors and Certain Key Employees (described elsewhere in this Proxy Statement).

EarthLink does not pay additional compensation to directors who are full-time employees for their service as directors but does reimburse such employee directors for expenses incurred in attending meetings of the Board of Directors and its committees as provided below.

EXECUTIVE OFFICERS

The executive officers of EarthLink serve at the discretion of the Board of Directors, and serve until they resign, are removed or are otherwise disqualified to serve, or until their successors are elected and qualified. EarthLink’s executive officers presently include: Charles G. Betty, Linda W. Beck, Donald B. Berryman, Samuel R. DeSimone, Jr., Kevin M. Dotts, William S. Heys, Michael C. Lunsford, Kenneth J. Uhlig and Brinton O. C. Young. The following sets forth biographical information for our executive officers who are not directors. Biographical information for Charles G. Betty, who is also a director, is provided in “Proposal 1-Election of Directors-Nominees Standing for Election” of this Proxy Statement.

Linda W. Beck—Executive Vice President, Operations

Age: 41

Ms. Beck has served as our Executive Vice President, Operations since September 2000. Following the merger of EarthLink Network and MindSpring in February 2000 and until September 2000, Ms. Beck served as Vice President, Engineering. She held similar positions at both MindSpring from February 1999 to February 2000 and Netcom from September 1996 to February 1999. Before joining Netcom in 1996, Ms. Beck served in a variety of positions at Sybase, GTE, Amdahl and the National Security Agency.

Donald B. Berryman—Executive Vice President, Customer Support

Age: 46

Mr. Berryman has served as our Executive Vice President, Customer Support since November 2002. Prior to that, from May 2000 to November 2002, Mr. Berryman served as the President and Chief Executive Officer of IdentityNow, Inc., a privately-held company which is the parent company of American Identity, Inc. Mr. Berryman served as the Senior Vice President of APAC Customer Services, Inc. from January 1997 to May 2001. From March 1993 to January 1997, Mr. Berryman served as Vice President and General Manager of APAC’s Service Solutions Group. Mr. Berryman also has served in executive positions at Ryder Truck Rental and USA TODAY.

Samuel R. DeSimone, Jr.—Executive Vice President, General Counsel and Secretary

Age: 45

Mr. DeSimone has served as our Executive Vice President, General Counsel and Secretary since February 2000. Prior to that, Mr. DeSimone served in such capacities at MindSpring since November 1998. From September 1995 to August 1998, Mr. DeSimone served as Vice President of Corporate Development with Merix Corporation, a printed circuit board manufacturer. From June 1990 to August 1995, he was an associate attorney and a partner with Lane Powell Spears Lubersky of Portland, Oregon.

Kevin M. Dotts—Executive Vice President, Chief Financial Officer

Age: 41

Mr. Dotts has served as our Executive Vice President, Chief Financial Officer since April 2004 and has served as our Principal Accounting Officer since April 2003. From July 2002 to April 2004, Mr. Dotts served as our Vice President, Finance. Prior to joining EarthLink, Mr. Dotts served as a Manager, Finance at GE Energy Services from August 1999 to July 2002 and as Vice President, Financial Planning and Analysis at NBC, a division of GE, from November 1997 to August 1999. Prior to joining NBC in November 1997, Mr. Dotts served in a variety of finance leadership positions at General Electric since 1987, including positions at GE Aerospace, GE Corporate Audit, and GE Advanced Materials, both domestically and internationally.

William S. Heys—Executive Vice President, Sales

Age: 55

Mr. Heys has served as our Executive Vice President, Sales since September 2000 and was Executive Vice President, Business Development and Business Services from February 2000 to September 2000. Prior to that, Mr. Heys served as Senior Vice President, Sales of EarthLink Network since August 1999 and was Vice President of EarthLink Network’s relationship with Sprint Corporation from January 1998 to August 1999. Prior to joining EarthLink Network, Mr. Heys founded and managed BHC & Associates, a technology industry consulting firm, from 1994 to January 1998. Prior to that, Mr. Heys served in a variety of executive sales and marketing management positions at IBM, Wang, Hayes Microcomputer Products and Digital Communications Associates, Inc.

Michael C. Lunsford—Executive Vice President, Marketing and Products

Age: 37

Mr. Lunsford currently serves as our Executive Vice President, Marketing and Products. Prior to that, Mr. Lunsford served as our Executive Vice President, Products from April 2002 to March 2004 and as our Executive Vice President, Strategic Brand Marketing from August 2001 to April 2002. Mr. Lunsford served as Executive Vice President, Broadband Services from February 2000 to August 2001, and in that same role for EarthLink Network from November 1999 until its merger with MindSpring in February 2000. Prior to that, Mr. Lunsford was EarthLink Network’s Vice President of Special Projects, a position he held from the beginning of his employment with EarthLink Network in March of 1999. Before joining EarthLink Network, Mr. Lunsford was a Director with Scott, Madden & Associates, a management consulting firm, from 1995 to 1999. Prior to that, Mr. Lunsford worked for Andersen Consulting.

Kenneth J. Uhlig-Executive Vice President, Human Resources

Age: 56

Mr. Uhlig has served as our Executive Vice President, Human Resources since November 2004. From January 2003 to November 2004, Mr. Uhlig served as our Vice President, Human Resources. From October 1998 to October 2002, Mr. Uhlig served as Senior Vice President, Human Resources for Equant NV/France Telecom. Prior to that, Mr. Uhlig was an international human resources executive with Nortel Networks from June 1985 to October 1998, where he held a variety of positions in the U.S., Canada, Asia, and his last position as Vice President, Human Resources, Europe. Mr. Uhlig worked for NCR Corporation from March 1977 to June 1985 where he held a variety of human resources management roles in their computer, terminal and semiconductor operations.

Brinton O. C. Young—Executive Vice President, Strategic Planning

Age: 53

Mr. Young has served as our Executive Vice President, Strategic Planning since June 2001. From February 2000 to June 2001, he was our Executive Vice President, Marketing and Corporate Strategy. Prior to that, he was Senior Vice President, Marketing of EarthLink Network from August 1998 through February 2000, and was Vice President, Strategic Planning of EarthLink Network from March 1996 through December 1998. From 1990 to 1996, Mr. Young was President of Young & Associates, a consulting firm specializing in strategic planning for high-growth companies.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires EarthLink’s directors, executive officers and persons who own beneficially more than 10% of EarthLink’s Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the NASD. These persons are also required by SEC regulations to furnish EarthLink with copies of all such forms they file. To EarthLink’s knowledge, based solely on a review of the copies of such reports furnished to EarthLink and written representations that no other reports were required, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2004, except that Brinton O. C. Young filed a Form 4 on March 3, 2004 for a sale of stock made on February 27, 2004.

Beneficial Ownership of Common Stock

The following table sets forth information concerning the beneficial ownership of our issued and outstanding Common Stock by: (i) those persons known by management of EarthLink to own beneficially more than 5% of EarthLink’s issued and outstanding Common Stock, (ii) the directors of EarthLink, (iii) the executive officers identified as “Named Executive Officers” in the Summary Compensation Table on page 19 of this Proxy Statement, and (iv) all directors and officers of EarthLink as a group. Except as otherwise indicated in the footnotes below, such information is provided as of February 28, 2005. According to rules adopted by the SEC, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owners (1)	Ownership (2)		of Class
Linda W. Beck	347,545	(3)	*
Donald B. Berryman	94,374	(4)	*
Charles G. Betty	1,443,613	(5)	*
Sky D. Dayton	3,141,026	(6)	2.2%
Marce Fuller	58,188	(7)	*
William H. Harris, Jr.	7,093	(8)	*
Terrell B. Jones	7,093	(9)	*
Robert M. Kavner	109,049	(10)	*
Linwood A. Lacy, Jr.	523,793	(11)	*
Michael C. Lunsford	387,599	(12)	*
Thomas E. Wheeler	7,093	(13)	*
Brinton O. C. Young	583,215	(14)	*
American Century Companies, Inc.	11,131,369	(15)	7.5%
Barclays Global Investors, NA	7,581,785	(16)	5.1%
Sprint Corporation	12,261,927	(17)	8.4%
All directors and executive officers as a group (16 persons)	7,623,627	(18)	5.1%

     *   Represents beneficial ownership of less than 1.0% of our Common Stock.

  (1)         Except as otherwise indicated by footnote below or in any applicable Schedule 13G, (i) the named person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, and (ii) the address of the named person is that of EarthLink.

  (2)         Beneficial ownership is determined in accordance with the rules of the SEC based on factors such as voting and investment power with respect to shares of Common Stock.

  (3)         Includes 421 shares held in the EarthLink, Inc. 401(k) Plan and options to purchase 347,124 shares of Common Stock.

  (4)         Represents options to purchase 94,374 shares of Common Stock.

  (5)         Includes options to purchase 1,032,446 shares of Common Stock.

  (6)         Includes 3,093,526 shares of Common Stock held indirectly through The Dayton Family Trust of 1999, of which Mr. Dayton is a trustee. Also includes options to purchase 47,500 shares of Common Stock.

  (7)         Includes options to purchase 52,500 shares of Common Stock and a deemed investment in 843 shares of Common Stock pursuant to EarthLink’s Deferred Compensation Plan for Directors and Certain Key Employees (described elsewhere in this Proxy Statement).

  (8)         Includes options to purchase 6,250 shares of Common Stock.

  (9)         Includes options to purchase 6,250 shares of Common Stock and a deemed investment in 843 shares of Common Stock pursuant to EarthLink’s Deferred Compensation Plan for Directors and Certain Key Employees (described elsewhere in this Proxy Statement).

(10)        Includes options to purchase 52,500 shares of Common Stock.

(11)        Includes options to purchase 47,500 shares of Common Stock and a deemed investment in 6,243 shares of Common Stock pursuant to EarthLink’s Deferred Compensation Plan for Directors and Certain Key Employees (described elsewhere in this Proxy Statement).

(12)        Represents options to purchase 387,599 shares of Common Stock.

(13)        Includes options to purchase 6,250 shares of Common Stock.

(14)        Includes options to purchase 422,513 shares of Common Stock.

(15)        Represents beneficial ownership as of December 31, 2004, according to the Schedule 13G filed by American Century Companies, Inc. on February 11, 2005. The address for American Century Companies, Inc. is 4500 Main Street, 9th Floor, Kansas City, MO, 64111.

(16)        Represents beneficial ownership as of December 31, 2004 according to the Schedule 13G filed by Barclays Global Investors, NA, on February 14, 2005. The address for Barclays Global Investors, NA is 45 Fremont Street, San Francisco, CA, 94105.

(17)        Represents ownership as of February 28, 2005 of 12,261,927 shares of Common Stock by Sprint Corporation and a wholly owned subsidiary (“Sprint”). Sprint has the legal title and right to vote the 12,261,927 shares of Common Stock; however, Sprint has entered into variable share prepaid forward transactions to monetize the underlying economic value of these shares. These transactions will expire throughout 2005 by requiring Sprint to settle by delivering legal title to some or all of these shares or cash. Sprint is located at 6200 Sprint Parkway, Overland Park, KS, 66251.

(18)        Includes options and warrants to purchase an aggregate of 3,410,226 shares of Common Stock and includes deemed investments in 7,929 shares of Common Stock pursuant to EarthLink’s Deferred Compensation Plan for Directors and Certain Key Employees (discussed elsewhere in this Proxy Statement).

EXECUTIVE COMPENSATION

Pursuant to SEC rules for proxy statement disclosure of executive officer compensation, the Compensation Committee of the Board of Directors of EarthLink has prepared the following Report on Executive Officer Compensation. The Committee intends that this report clearly describe the current executive officer compensation program of EarthLink, including the underlying philosophy of the program and the specific performance criteria on which executive officer compensation is based. This report also discusses in detail the compensation paid to EarthLink’s Chief Executive Officer.

Compensation Committee Report on Executive Officer Compensation

This report by the Compensation Committee of the Board of Directors (the “Committee”) discusses the Committee’s compensation objectives and policies applicable to EarthLink’s executive officers. The report reviews the Committee’s policy generally with respect to the compensation of all executive officers as a group for the year ended December 31, 2004, as reported in the Summary Compensation Table located on page 19 of this Proxy Statement. The Committee is comprised entirely of independent directors. The Committee also administers EarthLink’s equity-based compensation plans and deferred compensation plan.

Compensation Philosophy

The Committee consists of three non-employee directors, Mr. Lacy (Chairperson), Ms. Fuller and Mr. Harris. The Committee is responsible for establishing cash and long-term incentive compensation for executive officers and other key employees of EarthLink. EarthLink’s compensation policies are intended to create a direct relationship between the level of compensation paid to executives, EarthLink’s current and long-term level of performance and each executive’s individual performance level. The Committee believes that this relationship is best implemented by providing a compensation package of separate components, all of which are designed to enhance EarthLink’s overall performance. The components are base salary, short-term cash compensation in the form of annual bonuses and long-term incentive compensation in the form of stock options and restricted stock units. The Committee attempts to target base salary and total compensation levels around a market median.

To ensure that EarthLink’s compensation programs are properly benchmarked, the Committee compares EarthLink’s compensation practices to compensation data of a survey group prepared by a third party consultant engaged by EarthLink. This group consists primarily of technology and telecommunications companies similar in size to EarthLink ($1.4 billion in annual revenues).

For 2004, this third party consultant had been engaged to conduct a competitive market review of base salary, total annual cash compensation (base salary plus annual incentives) and target annual incentive levels of this survey group. Based on the latest data available to the Committee when it established base salaries and annual incentives (short-term annual bonuses) for 2004, total annual cash compensation for EarthLink’s executive officer group was approximately 92% of the market median of the compensation survey group for 2004.

Base Salaries

The base salaries for EarthLink’s executive officers for the year ended December 31, 2004 were generally established in January 2004 by considering the performance and contribution of each officer and by comparing base salaries offered for similar positions by taking into account the compensation survey group information referred to above. Based on this information, total base salaries for EarthLink’s executive officer group were approximately 96% of the market median for 2004.

Short-Term Annual Bonuses

Annual bonuses established for the executive officers are intended to provide an incentive for advancing EarthLink’s performance in the short term. The Committee establishes target bonus levels for the executive officers at the beginning of the year based on predetermined goals such as revenue and profitability. The executive officer bonus plan adopted by the Compensation Committee in January 2004 provided for threshold (50%), target (100%) and maximum (150%) bonus payouts tied to EarthLink’s performance in 2004 in the areas of profitability, revenue and product innovation and adoption. The bonus plan also contained an individual performance factor to be taken into account when allocating bonuses to each individual. In January 2005, the Committee reviewed EarthLink’s actual performance in 2004 against the performance goals and approved a bonus payout at approximately 93% of the target bonus potential. This compares to bonus payout levels of approximately 93% in 2003, 66% in 2002, 75% in 2001 and 73% in 2000. EarthLink’s bonus payout levels have increased over this period in light of EarthLink’s improved operating results.

Long-Term Incentive Compensation

EarthLink’s long-term incentive compensation plan for its executive officers is based on EarthLink’s equity incentive plans. These plans promote ownership of EarthLink’s Common Stock, which, in turn, provides a common interest between the stockholders of EarthLink and the executive officers of EarthLink. In establishing a long-term incentive compensation plan, the Committee concluded that any compensation received under such plans should be directly linked to the performance of EarthLink, as reflected by increases in the price of its Common Stock, and the contribution of the individual thereto. Stock options have an exercise price equal to the fair market value of the shares on the date of grant and, to encourage a long-term perspective, have an exercise period of 10 years and generally vest over four to six years. In addition, EarthLink may grant restricted stock units under the plans. The restricted stock units are granted based upon the fair market value of the shares on the date of the grant and, to support retention, generally vest over four to six years. The number of options and restricted stock units granted to executive officers is determined by the Committee, which is charged with administering the equity incentive plans.

In 2003, EarthLink implemented a deferred compensation plan, described on page 17 of this Proxy Statement, to allow executive officers and other key employees to defer the receipt of designated cash compensation and Common Stock payable pursuant to restricted stock units. Only certain key employees are eligible to participate in the deferred compensation plan.

The Committee has focused on managing the amount of equity-based awards in recent years in light of institutional shareholder interest in burn rate and dilution and the expected mandatory expensing of stock options. Consequently, the Committee adopted a policy in early 2004 that reduced the maximum amount of options and other equity awards each employee level is entitled to be granted, reduced the number of employees eligible to receive equity-based awards, and reduced the quantities of options and other equity awards granted to eligible employees at the date of hire.

Compensation of our Chief Executive Officer

The compensation of our Chief Executive Officer is governed primarily by an employment agreement, the material terms of which are described below in this Proxy Statement. In October 2004, the Committee acted pursuant to this employment agreement to increase Mr. Betty’s salary from $650,000 to $700,000 and to increase his target bonus level from at least 60% to at least 75% of his salary if applicable bonus criteria are met. These new salary and target bonus levels went into effect as of July 1, 2004. The Committee also granted Mr. Betty options to acquire 200,000 shares of Common Stock with a four-year vesting schedule.

Prior to establishing these new salary and target bonus levels and granting the stock options, the Committee reviewed survey information prepared by a third-party consultant engaged by EarthLink and,

in particular, information about a peer group of 11 companies. This information related to base salary, total annual cash compensation (including annual incentives) and total direct compensation (total annual cash compensation plus the expected value for long-term incentives). The peer group was comprised of technology and telecommunications companies similar in size to EarthLink ($1.4 billion in annual revenues), including five companies in the Morgan Stanley Internet Index referenced later in this Proxy Statement (see “Executive Officer Compensation—Stock Performance Graph” on page 22). Median revenues for this group of 11 companies were $1.6 billion, ranging from $0.3 billion to $18.3 billion. The Committee believes this is an appropriate group to evaluate executive compensation since they are similarly-sized, U.S-based technology and telecommunications companies.

This information indicated that Mr. Betty’s adjusted compensation was as a percentage of the median for this peer group approximately 94% for base salary, 82% for total annual cash compensation paid and 90% for total direct compensation. In its deliberations on those items, the Committee took into account not only compensation information for chief executive officers of the group but also EarthLink’s improving results of operations. The Committee noted, for example, EarthLink’s return to profitability in the third quarter of 2003 and its increasing  profitability in 2004, improvements in earnings before interest and taxes, depreciation, amortization and facility exit costs (Adjusted EBITDA, a non-GAAP measure) in 2003 and 2004, and the significant growth in broadband and value dial-up subscribers in 2003 and 2004.

In January 2005, taking into account both (i) the executive officer bonus plan and (ii) Mr. Betty’s individual performance in leading EarthLink to its strong financial performance in 2004 and the establishment of the SK-Earthlink joint venture, the Committee approved a 2004 bonus for Mr. Betty in an amount ($470,813) that resulted from applying the new 75% bonus level under his employment agreement over the entire year 2004 (adjusted by the 93% bonus plan payout threshold described above), instead of having this new level only apply since July 1, 2004.

Submitted by: The Compensation Committee
Linwood A. Lacy, Jr.
Marce Fuller
William H. Harris, Jr.

The Compensation Committee Report on Executive Compensation does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of EarthLink’s other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that EarthLink specifically incorporates this report by reference therein.

Change-In-Control Accelerated Vesting and Severance Plan

General.   EarthLink’s Change-In-Control Accelerated Vesting and Severance Plan (the “CIC Plan”) provides security to certain employees of EarthLink and its designated subsidiaries in the event of a Change in Control (as defined below) of EarthLink. For purposes of the CIC Plan, “Change in Control” generally means a transaction pursuant to which any person acquires more than 50% of the voting power of EarthLink or any merger, reorganization or similar event where the owners of the voting stock of EarthLink before the event do not own voting stock representing at least 50% of the voting power of EarthLink or its successor after the event. The CIC Plan generally is a severance pay plan that provides continued compensation and other benefits to certain employees of EarthLink and its designated subsidiaries if their employment terminates for reasons described in the CIC Plan within a certain time of a Change in Control of EarthLink. The CIC Plan as a “welfare plan” is subject to the Employee Retirement Income Security Act of 1974. The CIC Plan is administered by EarthLink, which has responsibility for construing and interpreting the CIC Plan and establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the CIC Plan.

Eligibility for Participation.   The CIC Plan creates three benefit categories based on the employee’s position with EarthLink or a designated subsidiary. For purposes of the CIC Plan, the “Gold” benefit category includes the Chief Executive Officer and President of EarthLink. The “Silver” benefit category includes the Chief Financial Officer of EarthLink, the Chief Executive Officer, President, and Chief Financial Officer of a designated subsidiary, and the Executive Vice Presidents of EarthLink or a designated subsidiary. Finally, the “Bronze” benefit category includes Vice Presidents of EarthLink or a designated subsidiary and other classes of employees whom the Board of Directors of EarthLink may select for participation under the CIC Plan.

Compensation Benefits.   If at any time within eighteen (18) months after a Change in Control occurs, the employment of a participating employee is terminated by EarthLink or a designated subsidiary for any reason other than Cause (as defined in the CIC Plan), disability or death or the participating employee voluntarily terminates his employment for Good Reason (as defined in the CIC Plan), such participating employee is entitled to receive the following benefits. To an employee in the Gold or Silver benefit category, EarthLink will make a lump sum payment equal to (a) 150% of the employee’s salary plus bonus target and (b) all amounts payable with respect to such employee’s elected COBRA coverage (including for spouse and dependents) for one and one-half years from termination. To an employee in the Bronze benefit category, EarthLink will make a lump sum payment equal to (a) 100% of the employee’s salary plus bonus target and (b) all amounts payable with respect to such employee’s elected COBRA coverage (including for spouse and dependents) for one year from termination. The payment of the compensation benefits will be consistent with normal payroll practices and subject to applicable withholdings and employment taxes.

Acceleration of Options.   As with the compensation benefits, a participating employee’s benefit category determines the accelerated vesting benefits to which he or she is entitled. For an employee in the Gold or Silver benefit category, if his or her stock options are assumed or continued after a Change in Control, all outstanding stock options granted on or before the Change in Control will vest and be exercisable in full, if not already fully vested, on termination of the employee’s employment for any reason after the Change in Control occurs; however, if his or her stock options are not assumed or continued after the Change in Control, all outstanding stock options will vest and be exercisable in full contemporaneously with the Change in Control, if not already fully vested. For an employee in the Bronze benefit category, if his or her stock options are assumed or continued after a Change in Control, all outstanding stock options granted on or before the Change in Control will vest and be exercisable, upon termination of such employee’s employment for any reason after the Change in Control occurs, at least as much as if the employee had remained employed for 24 months after the Change in Control occurs, if not already vested to such extent; however, if his or her stock options are not assumed or continued after the Change in Control, all outstanding stock options will vest and be exercisable, contemporaneously with the Change of Control, at least as much as if the employee had remained employed for 24 months after the Change in Control occurs, if not already vested to such extent.

Unfunded Status.   The CIC Plan is unfunded, and EarthLink and its subsidiaries are not required to segregate any assets to fund the benefits, if any, that will become payable under it. Any liability of EarthLink or any subsidiary to any employee with respect to the CIC Plan is based solely on any contractual obligations that may be created pursuant to the CIC Plan.

Amendment and Termination.   EarthLink will have the right to amend the CIC Plan from time to time and may terminate it at any time; provided, however, that after a Change in Control in EarthLink occurs (i) no amendment may be made that diminishes any employee’s rights following such Change in Control and (ii) the CIC Plan may not be terminated.

Deferred Compensation Plan

EarthLink has established a deferred compensation plan to permit any director or key employee who is selected to participate in the plan to elect to defer the receipt of designated cash compensation and Common Stock payable pursuant to restricted stock units. If a director or eligible key employee elects to defer any such amounts, the deferred amounts are credited to a bookkeeping account that EarthLink maintains and are deemed invested in Common Stock. Payment of deferred amounts will be made in shares of Common Stock (i) for directors, on or beginning upon the director’s termination of service or, if earlier and the director so elects, the director’s attainment of a specified age or (ii) for eligible key employees, on or beginning after the eligible key employee’s termination of employment. Earlier payment is available, if the participant so elects, in the event of a change in control, bankruptcy or insolvency of EarthLink or, if the participant requests, in the event of an unforeseeable emergency to the extent necessary to satisfy such emergency, or, if the participant is willing to incur a 10% penalty, for any other reason.

Employment Agreement with our Chief Executive Officer

Charles G. Betty is employed as our Chief Executive Officer pursuant to an employment agreement dated as of January 28, 2003 for a term of three years, as such may automatically be extended from year-to-year thereafter, at a salary of not less than $600,000 per year, plus such other benefits as are generally made available to our other senior executives. Mr. Betty’s current salary is $700,000 per year. Mr. Betty is entitled, if the bonus criteria for the applicable annual period are met, to receive an annual bonus in an amount equal to at least 75% of his base salary. In 2004, Mr. Betty was paid a bonus of $470,813. EarthLink provides Mr. Betty and his family with health, medical, disability and term life insurance in accordance with any group plan it maintains. EarthLink reimburses Mr. Betty for any term life insurance policy payments made under a policy (or policies) with aggregate death benefits of $3,000,000 until such time as EarthLink provides a policy (or policies) with coverage and benefits the same as or substantially similar to the term life insurance policy held by Mr. Betty. In addition, if Mr. Betty is terminated by EarthLink for any reason other than for “cause”, as defined in the employment agreement, EarthLink elects not to extend the term of the employment agreement or any yearly extension of the term, or Mr. Betty terminates the employment agreement for reasons of a breach by EarthLink, Mr. Betty will receive (i) his base salary for the longer of 18 months or the remainder of the initial term of the employment agreement (the “Severance Period”), (ii) the earned but unpaid bonus payment for that portion of the year Mr. Betty was employed, and (iii) health, medical, life and disability insurance coverage for himself and his family for the term of the Severance Period. If the employment agreement is terminated as a result of Mr. Betty’s death, EarthLink will (i) pay to Mr. Betty’s estate (A) Mr. Betty’s base salary for a period of 18 months, plus (B) the earned but unpaid bonus payment for that portion of the year prior to Mr. Betty’s death, and (ii) provide Mr. Betty’s family with health, medical, life and disability insurance coverage for a period of 18 months. If EarthLink terminates Mr. Betty’s employment for “cause,” EarthLink shall not have an obligation to pay Mr. Betty his base salary or make any bonus payment or provide any benefits beyond the termination date, except as required by law. In the event (i) a “change in control event” occurs, as defined in the employment agreement, (ii) EarthLink terminates Mr. Betty’s employment for other than “cause,” or (iii) Mr. Betty terminates his employment for reasons of a breach by EarthLink, all unvested stock options and restricted stock units shall immediately vest and be fully exercisable by Mr. Betty. Mr. Betty’s benefits under his employment agreement are cumulative of his benefits under all other EarthLink sponsored plans, except that, with respect to the CIC Plan, Mr. Betty must elect whether to take benefits under the terms of the CIC Plan or his employment agreement. The employment agreement restricts Mr. Betty from competing, directly or indirectly, with EarthLink or soliciting certain employees and officers of EarthLink or its affiliates during the term of the employment agreement and for a period of 18 months following its termination.

Limitations on Deductibility of Compensation

Under the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable to any of EarthLink’s Chief Executive Officer and other four highest paid executive officers would not be deductible by EarthLink for federal income tax purposes to the extent such officer’s overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 base. Although the Committee to date has not approved compensation arrangements that could exceed the $1,000,000 cap for any of these executive officers by any material amount, it will continue to address this issue when formulating compensation arrangements for EarthLink’s executive officers.

Compensation Committee Interlocks

The Committee currently consists of Mr. Lacy, Ms. Fuller and Mr. Harris. No member of the Committee was an employee of EarthLink during the last fiscal year or an officer of EarthLink in any prior period. There are no Compensation Committee interlocks between EarthLink and other entities involving EarthLink’s executive officers and members of the Board of Directors who serve as an executive officer or board member of such other entities.

Certain Relationships and Related Transactions

Mr. Dayton is Founder and Chairman of the Board of Directors and until November 2004 was Chief Executive Officer of Boingo Wireless, Inc. (“Boingo”). During the year ended December 31, 2004, EarthLink paid Boingo approximately $755,000 pursuant to various arrangements, including a software license, maintenance, and network access agreement and a revenue sharing arrangement.

During the year ended December 31, 2000 and during the quarter ended June 30, 2001, EarthLink loaned money to certain executive officers to allow them to meet margin calls on shares of EarthLink Common Stock that they held at that time. These loans were made at what EarthLink believed to be market interest rates, and could be prepaid at any time, without penalty, prior to their due dates. During the year ended December 31, 2004, a loan to Mr. Young with an interest rate of 6½% was repaid in full. The largest amount of indebtedness outstanding under this loan during the year ended December 31, 2004 was $699,259.

Executive Officer Compensation

Table I—Summary Compensation Table

The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid to EarthLink’s (i) Chief Executive Officer and (ii) the four most highly compensated executive officers other than the Chief Executive Officer who earned more than $100,000 during the year ended December 31, 2004. Such executive officers collectively are referred to as the “Named Executive Officers.”

					Long-Term Compensation
							Number of
					Restricted		Securities
		Annual Compensation			Stock		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Units		Options	Compensation
Charles G. Betty	2004	$675,000	$470,813		$—		200,000	$8,319	(2)
President,	2003	621,154	346,790		—	(1)	—	5,725	(3)
Chief Executive Officer	2002	600,000	196,590		—		200,000	6,421	(4)
Michael C. Lunsford	2004	306,769	142,648		180,200	(5)	40,000	6,500	(6)
Executive Vice President,	2003	276,538	128,660		—		80,000	4,659	(6)
Marketing and Products	2002	250,833	82,186		—		90,000	3,630	(6)
Donald B. Berryman,	2004	293,461	136,460		180,200	(5)	40,000	5,926	(6)
Executive Vice President,	2003	273,237	127,124		—		—	4,346	(6)
Customer Support	2002	44,952	110,000	(7)	—		190,000	—
Linda W. Beck	2004	273,846	127,338		135,150	(5)	30,000	1,199	(6)
Executive Vice President,	2003	257,500	119,802		—		80,000	4,509	(6)
Operations	2002	248,750	81,503		—		110,000	3,159	(6)
Brinton O.C. Young	2004	273,846	127,338		90,100	(5)	20,000	—
Executive Vice President,	2003	257,500	119,802		—		60,000	—
Strategic Planning	2002	249,583	81,776		—		90,000	—

(1)           Mr. Betty was granted 150,000 restricted stock units effective January 2, 2004 as a portion of Mr. Betty’s overall compensation for fiscal 2003. The grant was reported as a long-term incentive award in EarthLink’s proxy statement for the 2004 Annual Meeting of Stockholders because the restricted stock units vest in increments on the earlier of the achievement of specified future performance objectives tied to subscribers and profitability or the sixth anniversary of the date of grant. None of the restricted stock units vested in 2004. Future vesting of restricted stock units will be reported in future proxy statements as long-term incentive awards. Based on the closing price of EarthLink’s stock on December 31, 2004, the unvested restricted stock units were valued at $1,728,000.

(2)           Consists of reimbursement in 2004 of $885 in travel expenses and $7,434 in matching contributions made to Mr. Betty’s account under our 401(k) Plan.

(3)           Consists of reimbursement in 2003 of $2,019 in travel expenses and $3,706 in matching contributions made to Mr. Betty’s account under our 401(k) Plan.

(4)           Consists of reimbursement in 2002 of $2,791 in travel expenses and $3,630 in matching contributions made to Mr. Betty’s account under our 401(k) Plan.

(5)           The restricted stock units were granted effective July 21, 2004 as a portion of the executive officers’ overall compensation and were valued at the closing price of EarthLink’s stock on the date of grant. The restricted stock units vest 50% on the second anniversary of the grant date and 25% each on the third and fourth anniversaries. As of December 31, 2004, the number and value (based on the December 31, 2004 stock price of $11.52 per share) of total restricted stock units held by the Named Executive Officers other than Mr. Betty were:  Mr. Lunsford (20,000, $230,400); Mr. Berryman (20,000, $230,400); Ms. Beck (15,000, $172,800); and Mr. Young (10,000, $115,200).

(6)           Consists of matching contributions made under our 401(k) Plan.

(7)           Represents a signing bonus and reimbursement for benefits lost when Mr. Berryman left his previous employer to join EarthLink in November 2002.

Table II—Option Grants in 2004

This table presents information regarding options granted to EarthLink’s Named Executive Officers during the year ended December 31, 2004 to purchase shares of EarthLink’s Common Stock. In accordance with SEC rules, the table shows the hypothetical “gains” or “option spreads” that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

	Individual Grants					Potential Realizable Value
			Percentage of			at Assumed Annual
	Number of		Total Options			Rates of Stock Price
	Securities		Granted to			Appreciation for the
	Underlying		Employees in	Exercise Price	Expiration	Option Term (3)
	Grants (1)		Fiscal Year (1)	Per Share (2)	Date	5%	10%
Charles G. Betty	200,000	(4)	5.3%	$11.45	10/20/2014	$1,440,169	$3,649,670
Michael C. Lunsford	40,000	(4)	1.1%	9.01	7/21/2014	226,654	574,385
Donald B. Berryman	40,000	(4)	1.1%	9.01	7/21/2014	226,654	574,385
Linda W. Beck	30,000	(4)	0.8%	9.01	7/21/2014	169,990	430,789
Brinton O. C. Young	20,000	(4)	0.5%	9.01	7/21/2014	113,327	287,192

(1)          The total number of options granted to employees during the year ended December 31, 2004 was 3,782,344.

(2)          The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the date the options were granted.

(3)          As required under the SEC’s rules, amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. If our stock price does not actually increase to a level above the applicable exercise price at the time of exercise, the realized value to the Named Executive Officers from these options will be zero.

(4)          These options become exercisable as follows: (i) 25% of the options become exercisable one year after the date of the grant, and (ii) an additional 6.25% of the options become exercisable each quarterly anniversary date of the date of the grant thereafter until fully vested.

Table III—Option Exercises In 2004 and 2004 Year-End Option Values

The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 2004. The table also reflects the values of such options based on the positive spread between the exercise price of such options and the closing sales price of EarthLink Common Stock as reported on Nasdaq on December 31, 2004.

	Shares		Number of Securities Underlying		Value of Unexercised
	Acquired on	Value	Unexercised Options		In-the-Money Options (1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Charles G. Betty	—	$—	994,947	481,250	$4,203,558	$1,086,313
Michael C. Lunsford	—	—	371,350	140,625	512,200	586,250
Donald B. Berryman	—	—	85,000	145,000	458,150	666,350
Linda W. Beck	—	—	328,375	135,625	496,147	571,078
Brinton O.C. Young	—	—	408,764	109,375	1,016,370	473,725

(1)          The value of “in-the-money” options represents the difference between the exercise price of stock options and $11.52, the per share closing sales price on December 31, 2004 for EarthLink’s Common Stock as reported by Nasdaq.

Table IV—Amended Equity Compensation Plan Information

The following table sets forth information as of December 31, 2004 concerning the shares of EarthLink’s Common Stock which are authorized for issuance under our equity compensation plans.

				Number of Securities
				Remaining Available for
	Number of Securities		Weighted Average	Future Issuance Under
	to Be Issued on Exercise		Exercise Price of	Equity Compensation Plans
	of Outstanding Options		Outstanding Options	(Excluding Securities
	and Warrants		and Warrants	Reflected in Column (a))
Plan Category	(a)		(b)	(c)
Equity Compensation Plans Approved By Stockholders	20,235,929		$11.73	9,989,424 (1)
Equity Compensation Plans Not Approved By Stockholders	492,990	(2),(3)	8.23	0
Total	20,728,919		11.64	9,989,424

(1)          This number includes shares available by plan as follows:

Securities
Available
for
Future
Plan	Issuance
EarthLink, Inc. Stock Incentive Plan	2,655,540
1995 Stock Option Plan of EarthLink Network, Inc.	3,838,711
MindSpring Enterprises, Inc. 1995 Stock Option Plan	2,830,852
MindSpring Enterprises, Inc. 1995 Directors Stock Option Plan	90,000
EarthLink, Inc. Equity Plan for Non-Employee Directors	574,321
9,989,424

The grants of 487,878 restricted stock units and 16,633 phantom share units have been deducted from the number of securities available for future issuance.

(2)          EarthLink does not currently have equity compensation plans that have not been approved by stockholders. However, included in the securities outstanding for equity compensation plans not approved by stockholders are 328,602 options and warrants granted prior to the merger of EarthLink Network and MindSpring during the years ended December 31, 1995, 1996 and 1997 to certain officers, consultants, and investors. The options and warrants have terms of 10 years and have exercise prices ranging from $1.50 to $5.50 per share. All 328,602 options and warrants were exercisable as of December 31, 2004.

(3)          In connection with EarthLink’s acquisition of OneMain.com, Inc. in September 2000, EarthLink granted warrants to purchase a total of 164,388 shares of Common Stock to two investors at a per share purchase price of $18.25. The warrants expire in September 2005. All 164,388 warrants were exercisable as of December 31, 2004.

STOCK PERFORMANCE GRAPH

The following indexed line graph indicates EarthLink’s total return to stockholders from February 7, 2000, the date on which EarthLink’s Common Stock began trading on the Nasdaq National Market, to December 31, 2004, as compared to the total return for the Nasdaq Stock Market—US Index and the Morgan Stanley Internet Index for the same period. The calculations in the graph assume that $100 was invested on February 7, 2000 in EarthLink’s Common Stock and each index and also assume dividend reinvestment.

	February 7,	December 31,	December 31,	December 31,	December 31,	December 31,
	2000	2000	2001	2002	2003	2004
EarthLink, Inc.	100.0	16.5	39.9	17.9	32.8	37.8
NASDAQ Stock Market (U.S.)	100.0	58.2	46.0	31.5	47.2	51.3
Morgan Stanley Internet Index	100.0	27.4	13.2	7.5	12.4	14.1

AUDIT COMMITTEE

Pursuant to SEC rules for proxy statements, the Audit Committee of the Board of Directors of EarthLink has prepared the following Audit Committee Report. The Audit Committee intends that this report clearly describe the current audit program of EarthLink, including the underlying philosophy and activities of the Audit Committee.

Audit Committee Report

The primary function of the Audit Committee of the Board of Directors (the “Audit Committee”) is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing: (a) the integrity of EarthLink’s financial reports provided by EarthLink to any governmental body or the public, (b) EarthLink’s systems of internal auditing and controls, and (c) EarthLink’s finance, auditing, accounting, legal, financial reporting and regulatory compliance as established by EarthLink. The Audit Committee operates under a written charter. During the past year, the Audit Committee has reviewed and reassessed its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Audit Committee. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, EarthLink’s policies, procedures and practices at all levels. The Audit Committee is accountable and responsible to the full Board of Directors. The Audit Committee’s primary duties and responsibilities are to:

•       Serve as an independent and objective party to monitor EarthLink’s financial reporting process and internal control systems;

•       Review and appraise the audit efforts of EarthLink’s independent registered public accounting firm and internal auditing department; and

•       Provide open channels of communication among EarthLink’s independent registered public accounting firm, financial and senior management, the internal auditing department and the Board of Directors.

Composition and Qualifications of Audit Committee

The Audit Committee presently consists of three non-employee directors: Mr. Kavner (Chairperson), Mr. Jones and Mr. Wheeler. Each member of the Audit Committee is independent, financially literate and is free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of his independent judgment as a member of the Audit Committee. The Board of Directors has determined that Mr. Kavner is an audit committee financial expert, as defined by regulations promulgated by the SEC. The Audit Committee is, and will continue to be, composed of members that meet the independence, knowledge and experience requirements of Nasdaq as set forth in the NASD Listing Standards for Nasdaq-listed companies.

Election and Meetings

The Board of Directors annually elects the members of the Audit Committee to serve for a term of one year or other length of term, in the discretion of the Board of Directors, and shall otherwise serve until their successors are duly elected and qualified. Each member of the Audit Committee shall serve at the pleasure and discretion of the Board of Directors and may be replaced or removed by the Board of Directors at any time and from time to time in its discretion. At the time of each annual election of the Audit Committee members, or at other times in the discretion of the Audit Committee or the Board of Directors, the Audit Committee shall designate one member of the Audit Committee to be its Chairperson; in the absence of such designation, the Board of Directors shall designate the Chairperson.

The Audit Committee meets quarterly, or more frequently as circumstances require. The Audit Committee meets at least annually with representatives from EarthLink’s executive management and independent registered public accounting firm in separate sessions to discuss any matters that the Audit Committee or either of these groups believes should be discussed. In addition, the Audit Committee or its Chairperson meets with representatives of the independent registered public accounting firm and EarthLink’s management at least quarterly to review EarthLink’s quarterly financial statements consistent with the provisions of Statement of Auditing Standards No. 61.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee performed the following during the year ended December 31, 2004:

Documents/Reports Review

1.     Reviewed and discussed EarthLink’s annual financial statements and all certifications, reports, opinions or reviews rendered by EarthLink’s independent registered public accounting firm.

2.     Discussed with EarthLink’s financial management and representatives of the independent registered public accounting firm, prior to filing with the SEC, audited and unaudited financial statements and certain other disclosures to be included in EarthLink’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports that contain financial information. Management has represented to the Audit Committee that EarthLink’s financial statements were prepared in accordance with U.S generally accepted accounting principles.

Independent Registered Public Accounting Firm

3.     Recommended to the Board of Directors the selection of Ernst & Young LLP as EarthLink’s independent registered public accounting firm for 2005. The Audit Committee evaluates the performance of the independent registered public accounting firm. The Audit Committee has discussed with representatives of the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Sect. 380), regulations promulgated by the SEC and the Public Company Accounting Oversight Board. These discussions included the scope of the independent registered public accounting firm’s responsibilities; significant accounting adjustments; any disagreements with management; the quality, not just the acceptability, of accounting principles; reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed with Ernst & Young LLP that firm’s independence with respect to EarthLink.

4.     Approved all fees and other compensation paid to Ernst & Young LLP. Established pre-approval policies and procedures, and otherwise pre-approved all non-audit engagements of Ernst & Young LLP.

5.     Periodically consulted with representatives of the independent registered public accounting firm out of the presence of EarthLink’s management regarding internal controls and the fullness and accuracy of EarthLink’s financial statements.

Financial Reporting Process

6.     In consultation with representatives of the independent registered public accounting firm and EarthLink’s internal financial and accounting personnel, reviewed the integrity of EarthLink’s financial reporting process, both internal and external.

7.     Considered any significant judgments made in management’s preparation of EarthLink’s financial statements and management’s view of each as to the appropriateness of such judgments.

8.     Considered the independent registered public accounting firm’s judgments about the quality and appropriateness of EarthLink’s accounting principles as applied to its financial reporting.

Legal Compliance/Risk Management; General

9.     Reviewed, with EarthLink’s internal and outside legal counsel, legal compliance matters, including corporate securities trading policies, and legal matters that could have a significant impact on EarthLink’s financial statements.

10.   Reviewed and discussed with management EarthLink’s major financial and operating risks and exposures and the steps management has taken to monitor and control such risks and exposures, including EarthLink’s risk assessment and risk management policies.

Based on the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representation of management and report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in EarthLink’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC.

Submitted by: The Audit Committee
Robert M. Kavner
Terrell B. Jones
Thomas E. Wheeler

The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of EarthLink’s other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that EarthLink specifically incorporates this report by reference therein.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP, independent registered public accounting firm, to audit and report on the financial statements of EarthLink for the year ending December 31, 2005. EarthLink has employed Ernst & Young LLP as its independent registered public accounting firm since July 2000. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting to answer questions of Stockholders and will have the opportunity, if desired, to make a statement.

During the years ended December 31, 2003 and 2004, Ernst & Young LLP billed EarthLink the fees set forth below, including expenses, in connection with services rendered by that firm to EarthLink.

	Year Ended December 31,
	2003	2004
Audit fees	$566,000	$1,012,000
Audit-related fees	79,000	270,000
Tax fees	16,000	35,000
Total	$661,000	$1,317,000

Audit fees include fees for services rendered for the audit of EarthLink’s annual financial statements and the review of the interim financial statements included in quarterly reports. Audit fees also include fees associated with rendering an opinion on EarthLink’s internal controls as of December 31, 2004 in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Fees in connection with the Section 404 internal controls opinion were $493,000 in 2004, and no similar fees were incurred in 2003. This category also includes fees for consents and assistance with and review of documents filed with the SEC.

Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of EarthLink’s financial statements. This category includes fees related to consultations regarding U.S. generally accepted accounting principles and general assistance with implementation of new SEC and Sarbanes-Oxley Act of 2002 requirements. Fees in connection with services related to the implementation of Section 404 compliance requirements were $233,000 in 2004 and $25,000 in 2003. Audit-related fees also include fees associated with audits of pension and other employee benefit plans.

Tax fees primarily include fees associated with tax advice and planning.

The Audit Committee of the Board of Directors has considered whether the provision of services described above under “Audit-related fees” and “Tax fees” is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that it is so compatible.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is that all audit and non-audit services provided by its independent registered public accounting firm, shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for audit services are established on an annual basis, detailed as to the particular service or category of services to be performed and implemented by EarthLink’s financial officers. Pre-approval spending limits for permissible non-audit services are established on a quarterly basis, detailed as to the particular service or category of services to be performed and implemented by EarthLink’s financial officers. Any audit or non-audit service fees that may be incurred by EarthLink during a quarter that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services must be reviewed and approved by the Chairperson of the Audit Committee prior to the performance of services. On a quarterly basis, the Audit Committee reviews and itemizes all fees paid to its independent registered public accounting firm in the prior quarter (including fees approved by the Chairperson of the Audit Committee between regularly scheduled meetings and fees approved by EarthLink’s financial officers pursuant to the pre-approval policies described above) and further reviews and itemizes all fees expected to be paid in the upcoming quarter. The Audit Committee may revise its pre-approval spending limits and policies at any time. None of the fees paid to the independent registered public accounting firm were approved by the Audit Committee after the services were rendered pursuant to the “de minimis” exception established by the SEC for the provision of non-audit services.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS EARTHLINK’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2005.

Stockholder ratification of the selection of Ernst & Young LLP as EarthLink’s independent registered public accounting firm is not required but is being presented as a matter of good corporate practice. Notwithstanding Stockholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in the best interest of EarthLink and its Stockholders. If the Stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies on behalf of EarthLink will be borne by EarthLink. In addition, directors, officers and other employees of EarthLink may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. EarthLink will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending EarthLink’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

In order for proposals of stockholders to be considered for inclusion in the proxy materials for the 2006 Annual Meeting of Stockholders, such proposals must be received by EarthLink at its executive offices at 1375 Peachtree St., NW, Atlanta, GA 30309, Attention: Samuel R. DeSimone, Jr., Secretary, on or prior to December 2, 2005.

Stockholders may bring other business before the Annual Meeting only in accordance with the provisions of EarthLink’s Amended and Restated Bylaws, which require, among other things, that notice be given to EarthLink no later than 90 days prior to the meeting. The 2006 Annual Meeting is tentatively scheduled for May 2, 2006. Management of EarthLink may use its discretionary authority to vote against any such proposals.

ANNUAL REPORT ON FORM 10-K

EarthLink will provide without charge to each person to whom this Proxy Statement has been delivered on the written request of any such person, a copy of EarthLink’s Annual Report on Form 10-K for the year ended December 31, 2004, including the financial statements. Requests should be directed to EarthLink, Inc., 1375 Peachtree Street, NW, Atlanta, Georgia 30309, Attention: Vice President—Investor Relations. A list of exhibits to the Form 10-K, showing the cost of each, will be delivered with the copy of the Form 10-K. Any of the exhibits will be provided upon payment of the charge noted on the list. EarthLink’s Annual Report on Form 10-K also may be accessed free of charge through EarthLink’s website at www.earthlink.net.

BENEFICIAL OWNERS

Unless we have received contrary instructions, EarthLink may send a single copy of its Annual Report, Proxy Statement and notice of Annual Meeting to any household at which two or more Stockholders reside if EarthLink believes the Stockholders are members of the same family. Each Stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce EarthLink’s expenses.

If you would like to receive your own set of EarthLink’s annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another Stockholder and together both of you would like to receive only a single set of EarthLink’s annual disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact EarthLink at its executive offices at 1375 Peachtree Street, NW, Atlanta, Georgia 30309, Attention: Vice President—Investor Relations to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

By order of the Board of Directors,

Robert M. Kavner
Chairman of the Board
Atlanta, Georgia
April 1, 2005

— Detach and return this portion only —

Vote on Directors

1.                                       ELECTION OF CLASS III DIRECTORS FOR A THREE-YEAR TERM

                Charles G. Betty, Sky D. Dayton and William H. Harris, Jr.

☐	FOR ALL NOMINEES
☐	WITHHOLD AS TO ALL NOMINEES
☐	FOR ALL NOMINEE(S) (Except as written below):

Vote on Proposal

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTER (2) LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.

2.                                       Ratification of the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                                       To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof and as to which the undersigned hereby confers discretionary authority.

The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Please indicate if you plan to attend this meeting  ☐

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

Signature	Signature if held jointly	Dated , 2005

NOTE: Please sign exactly as your name appears hereon and date.  If the shares are held jointly, each holder should sign.  When signing as an attorney, executor, administrator, trustee or guardian or as an officer, signing for a corporation or other entity, please give full title under signature.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

EARTHLINK, INC.

The undersigned stockholder(s) of EarthLink, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the Company’s 2005 Annual Meeting of Stockholders, and hereby appoints Charles G. Betty and Kevin M. Dotts, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of the Company to be held at 4:00 p.m. (EDT) on Tuesday, May 3, 2005, at the Georgia Tech Hotel and Conference Center, 800 Spring Street NW, Atlanta, Georgia 30308 or at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE FOREGOING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please date, sign and mail your proxy card back as soon as possible!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)